CORPORATE PARTICIPANTS

Chris Killoy Sturm, Ruger & Company, Inc. - President and CEO

Kevin Reid Sturm, Ruger & Company, Inc. - VP and General Counsel

Tom Dineen Sturm, Ruger & Company, Inc. - SVP of Finance, Treasurer, and CFO

CONFERENCE CALL PARTICIPANTS

Rommel Dionisio Aegis Capital - Analyst

Brian Rafn Morgan Dempsey Capital Management - Analyst

Chip Saye AWH Capital LP - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Sturm, Ruger third-quarter 2018 earnings conference call. (Operator Instructions) As a reminder, this conference call is being recorded.

I would now like to introduce your host for today's conference, Mr. Chris Killoy, Chief Executive Officer. Sir, you may begin.

Chris Killoy Sturm, Ruger & Company, Inc. - President and CEO

Good morning and welcome to the Sturm, Ruger & Company third-quarter 2018 conference call. I would like to ask Kevin Reid, our General Counsel, to read the caution on forward-looking statements. Then Tom Dineen, our Chief Financial Officer, will give an overview of the third-quarter financial results and then I will discuss the state of the market and update you on our operations. Then we will get to your questions.

Kevin, let's get started.

Kevin Reid Sturm, Ruger & Company, Inc. - VP and General Counsel

Sure, Chris. We want to remind everyone that statements made in the course of this meeting that state the Company's or management's intentions, hopes, beliefs, expectations, or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the Company's reports on Form

10-K for the year ended December 31, 2017, and Form 10-Q for the fiscal quarter ended September 29, 2018. Copies of these documents may be obtained by contacting the Company or the SEC or on the Company website at ruger.com/corporate or of course the SEC website at www.sec.gov.

We do reference non-GAAP EBITDA. Please note that the reconciliation of GAAP net income to non-GAAP EBITDA can be found in our Form 10-K for the year ended December 31, 2017, and our Form 10-Q for the quarter ended September 29, 2018, which are also posted to our website. Furthermore, the Company disclaims all responsibility to update forward-looking statements.

Chris?

Chris Killoy Sturm, Ruger & Company, Inc. - President and CEO

Thanks, Kevin. Now Tom will provide a financial summary of the third quarter. Tom?

Tom Dineen Sturm, Ruger & Company, Inc. - SVP of Finance, Treasurer, and CFO

Thanks, Chris. For the third quarter of 2018, net sales were $114.9 million and diluted earnings were $0.52 per share. For the comparable prior-year period, net sales were $104.8 million and diluted earnings were $0.53 per share.

In the third quarter of 2018, earnings per share benefited by the following: one, the adoption of the new revenue recognition standard known as ASA 606, which increased EPS by $0.01; two, the reduced federal income tax rate in 2018 from 35% to 21%, which increased EPS by $0.07; and three, the repurchase of 1.3 million shares of common stock in 2017, which increased EPS by $0.04.

The comparison of earnings per share for the third quarter of 2018 to the third quarter of 2017 was adversely impacted by $0.16 due to improved manufacturing efficiencies and favorable leveraging in the current quarter. This reduced the carrying cost of inventory and increased cost of sales in the current quarter by $900,000.

Conversely, unfavorable deleveraging in the prior year increased the carrying cost of inventory and decreased cost of sales by $2.1 million in the third quarter of 2017. Our improved efficiencies adversely impacted our Q3 results, but will benefit us going forward.

In October 2018, we issued a safety bulletin announcing that some Ruger American pistols, chambered and 9mm, may exhibit premature wear of the locking surfaces between the slide and the barrel. We are offering a free retrofit to customers of affected pistols and therefore recorded a $1 million expense in the third quarter of 2018, which is the expected total cost of the safety bulletin.

For the first nine months of 2018, net sales were $374.5 million and diluted earnings were $2.19 per share. For the corresponding period in 2017, net sales were $404 million and diluted earnings were $2.32 per share. For the third quarter of 2018, our EBITDA was $20.5 million or 18% of sales compared to $20.8 million or 20% of sales in the third quarter of 2017.

The balance sheet. At September 29, 2018, our cash totaled $137.8 million. Our current ratio is 3.5 to 1 and we have no debt. At September 29, 2018, stockholders' equity totaled $254.2 million, which equates to a book value of $14.34 per share.

Cash flows. In the first nine months of 2018, we generated $95.6 million of cash from operations. Cash returned to shareholders. In the first nine months of 2018, the Company returned $15.5 million to its shareholders through the payment of dividends.

Our Board of Directors declared a $0.21 per-share quarterly dividend for shareholders of record as of November 16, 2018, payable on November 30, 2018. As a reminder, our quarterly dividend is approximately 40% of net income and therefore varies quarter to quarter.

That's the financial update for the third quarter. Chris?

Chris Killoy Sturm, Ruger & Company, Inc. - President and CEO

Thanks, Tom. We are pleased with the third-quarter financial results and our financial condition as we enter the fourth quarter of the year. In mid-2017, we strategically lowered production as we gradually reduced our workforce.

As a result, in the past year, which was by and large a period of relatively soft demand, we were able to number one, achieve solid financial results; two, strengthen our balance sheet by reducing our inventory; and three, reduce inventories at the independent distributors. And most importantly, we achieved all this without overextending ourselves with promotions and discounts or hindering the sell-through of our products from the distributors to retailers.

Demand. The estimated unit sell-through of our products from the independent distributors to retailers in the third quarter of 2018 increased 7% from the comparable prior-year period. For the same period, the National Instant Criminal Background Check system background checks, or NICS checks, decreased 8%.

The estimated unit sell-through of our products from the independent distributors to retailers increased 1% in the first 9 months of 2018 from the comparable prior-year period. For the same period, NICS checks decreased 5%.

We believe our outperformance of NICS in both the third quarter and the first nine months of 2018 is attributable to the strong reception of our recently introduced products. These include the Pistol Caliber Carbine, commonly referred to as the PCC, the Mark IV pistol line, the LCP II pistol, the EC9s pistol, the Security-9 pistol, and the Precision Rimfire Rifle.

New product sales represented $112.7 million or 30% of firearm sales in the first nine months of 2018. New product sales include only major new products that were introduced in the past two years, like the six that I just mentioned. Derivatives and line extensions are not included in the new product sales calculation.

The custom shop. Earlier this month, we proudly announced the Ruger Custom Shop along with our first two custom shop offerings. One was the Doug Koenig competition 1911 pistol and we also announced a competition 10/22 rifle.

We are off to a great start, as both of these products have been very well received by the market. While Ruger products have long been recognized for their quality and innovative features, the custom shotguns will embody the pinnacle of style, performance, and design and will excite all of our loyal Ruger customers from hunters to competitive shooters to collectors.

Production and inventory. We base our production and manage our inventory levels primarily through semimonthly reviews of the estimated sell-through of our products from the independent distributors to retailers. We also review our inventory and the independent distributors' inventories.

Our total unit production for the first 9 months of 2018 was 6% below the first 9 months of last year. Our reduced production levels allowed for significant decreases in inventory in both our warehouses and that of the independent distributors. In fact, that combined inventory decreased over 150,000 units since last September.

Nonetheless, during the third quarter, we accelerated production in targeted product families to strategically build additional finished goods inventories in those products. The healthy, well-balanced inventories have us very well positioned to succeed regardless of which direction our perennially cyclical market turns.

Capital expenditures. Capital expenditures in the first 9 months of the year were $4.9 million, which is very low for us. However, as we mentioned last quarter, this is not indicative of a lack of new product development activity nor does it signal a change in our commitment to new products.

Rather, it can be treated to two key factors. Number one, the first is timing. Our capital expenditures in the fourth quarter of 2017 totaled $20 million, which is uncommonly high. This was attributable to the four major new products that were introduced last December. If one or two of those products lagged into 2018, our year-to-date 2018 capital expenditures would have been significantly greater.

The second reason is the repurposing and relocation of machinery and equipment already on site. We built 2.1 million units in 2016. As I mentioned a few minutes ago, our reduced production levels have freed up some capital equipment. This has allowed us to create and expand some manufacturing cells while forgoing significant cash outlays.

Cash. As Tom mentioned a few minutes ago, our cash generation in the first nine months of the year was very strong. The key contributors were our solid operating performance, the cash generation of which was bolstered by the reduced federal income tax rate; the $13 million inventory reduction, another positive outcome of our reduced production; continued solid accounts receivable collections, despite some headwinds in the industry; and the relatively low level of capital expenditures, which we just covered.

Our cash balance of $138 million is more than we need to support our normal daily operations. Nevertheless, our capital allocation philosophy has not changed. Our primary responsibility is the stewardship of our shareholders' assets and the creation of shareholder value.

We are constantly looking for opportunities to generate strong returns with our capital. If we get to a point where we decide that we will not be able to employ our capital, we will return that cash to our shareholders in the form of dividends.

One final note. The National Association of Sporting Goods Wholesalers held its 45th annual meeting in Pittsburgh in mid-October. The NASGW honored Ruger as the Firearms Manufacturer of the Year for the 12th year in a row and Firearms Innovator of the Year for the third time. We were very honored to be recognized by our customers and we accepted the award on behalf of the 1,800 hard-working Ruger employees that make our Company run.

Operator, may we have the first question, please?

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Rommel Dionisio, Aegis.

Rommel Dionisio Aegis Capital - Analyst

Thanks very much. Chris, I wonder if you could just comment a little bit on the state of the overall firearms market. Seems overall trends have been soft. You guys obviously gaining a lot of market share, which is very impressive performance, but maybe if you could just talk about that a little bit. Thanks.

Chris Killoy Sturm, Ruger & Company, Inc. - President and CEO

Thanks, Rommel. Well, as you noted, things have been somewhat soft when you look at the NICS checks. There is still a lot of promotional activity out there. There are deals that are being cut by some of our competitors.

And so we face that in the marketplace every day. New products are the best ways to overcome that. Although we do participate in promotional offerings with our distributors, we work through our distributors to benefit our retailers, we think that will continue for the near term.

We think at the end of the day, there is still a lot of capacity at both manufacturer level, distributor level, and even retail level and that may take a while to work through the process. We think the inventory situation by and large is in much better shape, certainly at Ruger, and with our wholesalers. We think overall that inventory is probably stable throughout -- stabilized throughout the market compared to last year, but there is still a lot of capacity out there.

Rommel Dionisio Aegis Capital - Analyst

Thanks, Chris. And I asked this question last quarter, but could we just get a follow-up comment on the impact of tariffs and rising raw material prices? Thanks.

Chris Killoy Sturm, Ruger & Company, Inc. - President and CEO

We have not been impacted directly by the tariffs because we source the vast majority of our raw materials domestically. However, the tariffs have impacted us somewhat indirect.

Take steel, for example. We've been sourcing our steel domestically for decades. And the tariffs have made domestic steel more attractive, so demand has risen as manufacturers who have been getting their steel from overseas look to find domestic sources. This has led to some price increases and some shortages of raw materials.

Our purchasing folks have worked very closely with our suppliers. Frankly, we are price-protected through the balance of this year. Next year, we do expect to see some pricing pressure on steel and raw material.

However, our biggest concern remains availability. So we watch that very closely. And given the strength of our balance sheet, we don't mind bringing in things like steel and raw materials when we need to to make sure we are up out in front of any shortages that the market may be facing.

Rommel Dionisio Aegis Capital - Analyst

Great. Thanks very much.

Operator

(Operator Instructions) Brian Rafn, Morgan Dempsey Capital.

Brian Rafn Morgan Dempsey Capital Management - Analyst

Good morning, guys. Give me a sense of kind of the cadence, the tempo of business. Summer is seasonally a slower period, layered into a market that is a little bit tepid. How did kind of July/August/September play out pre-hunting season?

Chris Killoy Sturm, Ruger & Company, Inc. - President and CEO

Frankly, Brian, one of our sales reps captured it probably best, that summer seemed to start later, but it lasted longer and in terms of that slowdown effect. Things in July were actually not as bad as sometimes they are seasonally, but it took a while through September.

We think hunting season kicked in a little later than normal. Traffic at retail seemed to be off. But for those retailers who are willing to advertise and promote, we saw some very good results. So I think we are back to that normal seasonality of that slower summer period and then into a stronger fall and fourth-quarter period.

Brian Rafn Morgan Dempsey Capital Management - Analyst

Any -- on the kind of the deer hunting season, any shifts in bold action rifles, kind of the standard bolt action to modern sporting rifles or back? We've seen that the last couple years. Any trends, caliber trends or anything that's -- for the deer hunting season that's looking to have some decent sell-through?

Chris Killoy Sturm, Ruger & Company, Inc. - President and CEO

Well, Brian, you may recall the strength of the 450 Bushmaster calibers and 6.5 Creedmoor in the American rifle series. We've seen very good success this past year with that, particularly in states that have opened up their -- changed their hunting regulations to adopt straight-wall cartridges in previously where those rifles were restricted.

So in a place like Michigan and Ohio, in particular, we've seen a nice uptake with people moving to the 450 Bushmaster. We also recently introduced a 450 Bushmaster in our AR-556 platform, so we think that will have a potential impact as well. That 450 Bushmaster has seen a nice resurgence, both with the hunting community and people who just want to change things up with some existing platforms.

Brian Rafn Morgan Dempsey Capital Management - Analyst

Got you. You know, [you borrow] from a question. We seem to see some of that heavier caliber. You mentioned the AR-556 with the Bushmaster; you also launched I think the 338 Lapua Magnum in the precision rifle.

Is there a trend toward larger calibers or is it more range hunting or what you are kind of seeing? You mentioned certainly the 6.5 Creedmoor.

Chris Killoy Sturm, Ruger & Company, Inc. - President and CEO

Well, in the precision rifle, the Ruger Precision Rifle that we launched a couple years ago, we kind of reset that category. I think we attracted a lot of new participants in the precision long-range shooting.

And so as they were out there starting to feel comfortable with those 1,000-plus ranges that they might be hitting targets at, they now -- a lot of those folks were interested and we got a lot of requests for a 338 Lapua and a 300 Win Mag. And it took us a while to get there because we had to increase the size of the receiver on that precision rifle.

And as a result, it may have taken us a little while to get there, but the results have been fantastic. That 338 Lapua in particular, we've got people in certain ranges and locations where they can shoot that far, hitting targets out to 2,500 meters, which is just crazy. And both those rifles are just staggering. So I'd say it's more the precision rifle shooting events and disciplines than it is long-range hunting for sure.

Brian Rafn Morgan Dempsey Capital Management - Analyst

Yes. Now, as you look at that trend, Chris, is that something that migrates up to a 50-caliber Barrett? Or is that a completely different market for more Special Forces guys?

Good question. We get a lot of requests. We have a spot on our website called Email the CEO and we get a lot of requests for other calibers in those big bores. So that is something we will take a look at.

But right now, we are just trying to keep up with the 338 and the 300 Win Mag. And that 338 Lapua is, as you likely know, has been adopted by many Special Forces units and SWAT teams around the country. And so I think we're going to have good success with that caliber, although it is -- at those ranges, we are somewhat limited by customers who can find a place to shoot that far.

Brian Rafn Morgan Dempsey Capital Management - Analyst

Yes, right. No, sure, got you. Let me ask, with the crazy polarization in politics, and we are seeing a lot of frenzy with the midterm elections. If the Democrats were to retake the House and you hear impeach the President and then obviously gun control comes roaring back, given the reduction in headcount, I don't believe you have any temporary employees anymore, how quickly if things turn back up fast can your [psyop] bring back up production from what you have? Or is it basically having to go out and actually do some hiring?

Chris Killoy Sturm, Ruger & Company, Inc. - President and CEO

Well, Brian, as you might know, we have been through this type of cycle before. So we are pretty aware of what models and what SKUs would likely be impacted by an increased demand if there were calls for additional gun control and things like that.

We had these exact discussions with our distributors at last month's wholesale show in Pittsburgh. And I think -- this is one where we don't give forward-looking guidance, but we have been very strategic in the SKUs that we have been building to make sure that where we do have inventory and where our distributors have inventory, it is a very salable product.

So I think if there were an uptick in demand, I think both they and we would be ready to capitalize on it with -- to some degree with our inventory. And we are also very mindful of where we have -- even though we have reduced capacity in some regards, when we talk about our psyop rates or our build rates, we also have a very specific target number for capacity on those lines.

So even though we might not be operating at full capacity on a particular line, we have retained the capital infrastructure in the way of machine, tools, and gauges so we can move people over there and increase those rates on a fairly quick basis.

So I think we are ready for it if it changes. If not, like we said, we are ready for if the market goes up, I think we will be ready for it. If the market goes down, we are ready for that as well. Our balance sheet certainly helps there.

Brian Rafn Morgan Dempsey Capital Management - Analyst

Yes, got you. In the quarter, the level of kind of your wholesale dealer, your exclusive specials, how important were those in the quarter?

Chris Killoy Sturm, Ruger & Company, Inc. - President and CEO

Well, they continue to be very important for us. Unlike some of our competitors, when it comes to those special makeups, we work with our wholesalers in good times and in bad. So when things slow down, we tend to do very well our wholesalers with some of those particular models that an individual distributor might buy just for themselves. Or one of the collective buying groups like TALO would buy a series of products from us.

In fact, our initial offerings on the custom shop are going to go through the TALO distributors and they have been very supportive of that initiative as well.

Brian Rafn Morgan Dempsey Capital Management - Analyst

The Ruger Custom Shop, is that a concept that you've had operating for a couple of years, kind of buried within Sturm, Ruger? Or is that something that's brand-new? Or how long has that been under development? And then is that a limited-production-type SKU?

Well, I mean, it has been a goal of ours for some time to introduce the Custom Shop or something that would allow us to go after some of those very competitive higher-end products. It's been out there for a while.

The challenge is both people, time, and talent. And so we have got the right mix, I think, in place. One of the things that came about with our modest entry into the competitive shooting world with our Team Ruger shooting team, captained by Doug Koenig, is also gaining access to that expertise from some of those very, very expert shooters and working closely with our engineering teams.

And what has been exciting is our engineers at all three factories have really -- we've got some folks in there that have some great ideas that are really coming out of the woodwork. So we have got people -- every time I show up at one of the factories, we have got people pulling out a new design, new idea. And so we are very excited about where this can take us.

Brian Rafn Morgan Dempsey Capital Management - Analyst

Got you. Got you. Okay. There has been I think kind of a buildup from the standpoint of expectations for the Christmas holiday season. Black Friday has been for the last seven or eight years a fairly high watermark for sales of guns and firearms.

What, from the standpoint of your national sales efforts, your advertising, and promotion, are you guys estimating that this is going to be a bigger season or is this kind of running on plan? How do you see the holiday season?

Chris Killoy Sturm, Ruger & Company, Inc. - President and CEO

It's hard to predict, and we don't give that forward guidance, but we are well prepared for it. Our team of national accounts folks on the sales side have done a very good job laying in add schedules, making sure inventory is there to support those ads, both at the retailers and at our distributors. And as you might imagine, that planning actually begins in late spring on what we are looking for for those Black Friday ads.

So I think we are well prepared for it. I think it is going to be -- we have got the right products for it. We've got specific products that we have got in place for certain retailers, and I think they are excited about the prospects for both Black Friday and fourth quarter.

Brian Rafn Morgan Dempsey Capital Management - Analyst

Got you. Is your engineering teams, you guys usually talk -- Mike has talked in the past about finding five to six guys. And you've had somewhere in the neighborhood of 85 to 90-plus guys. Is that engineering team, is that still about -- that pool of talent still about the same? Are you hiring any? Have you lost any?

Chris Killoy Sturm, Ruger & Company, Inc. - President and CEO

It's probably about the same. We are always looking for some -- we see some talented folks out there; we are always looking for that. We have a good stream of new talent with an intern program for our mechanical engineers out of all three of our factories where we get folks that are working on a mechanical engineering degree, bring them in for one or two summers, work on real-world projects at Ruger. And that provides a good hiring opportunity for us.

And so we have got -- one of the things that's a little bit different now is we have got some more use of our cross-functional teams communicating between our three major factories. So regardless of where that product may ultimately be built, we likely have engineers working on it from both New Hampshire, Arizona, and North Carolina.

Even though that particular product might be built in one or two of those places, but it doesn't matter where it's going to be built, we are much more adaptable and flexible in terms of using our own in-house engineering talent between our facilities.

Brian Rafn Morgan Dempsey Capital Management - Analyst

Okay. And you mentioned, too, about repurposing some of your machine tools, assembly lines. Have you moved tooling between plants or is it more or less just on the floor space within the plants?

Well, we start out within the four walls of the plant when we look for freed-up equipment and then we move to look in between plants. So we have done a lot this year moving equipment between the factories. As things free up as one line, psyop rate may get cut, and we are looking to increase in another place.

Our engineers and our manufacturing engineers on the floor have done a phenomenal job looking first within their four walls and then going out to the other divisions to see what can be freed up. If something's coming up next month that I can put that into my plans rather than a new purchase order for a new CNC equipment.

Brian Rafn Morgan Dempsey Capital Management - Analyst

Yes, okay. Is the first -- the integrated mini furnaces, I think you are running two up at Newport, and then you had the main furnace. Is that still operating about the same? Has there been any changes in that?

Chris Killoy Sturm, Ruger & Company, Inc. - President and CEO

We are down to just a very small amount of items running through the legacy furnace. Certain products need to be qualified in the new process. We have got a handful of those products and we have got the revert material that still runs through the old furnace. But we are pretty close to being able to wind down that legacy furnace.

Brian Rafn Morgan Dempsey Capital Management - Analyst

Okay. And are you still running two of the minis up at Newport?

Chris Killoy Sturm, Ruger & Company, Inc. - President and CEO

Yes, sir. They are both running very well. The Pine Tree Castings folks have done a great job on that and they are running two pretty efficiently in addition to our metal injection molding facility that we have in Missouri. Both of those folks have done a great job supporting our new product initiatives.

Brian Rafn Morgan Dempsey Capital Management - Analyst

Yes, okay. And given the current, Chris, the current production, is two of the minis still sufficient? Or are we going to be looking at staging number three either at Newport or at another plant?

Chris Killoy Sturm, Ruger & Company, Inc. - President and CEO

It's actually something we have looked at, Brian. We have got the plans in place for it. We just haven't pulled the trigger on it from that standpoint because that is one of those things that we can -- depending on the new products coming down the pike, in the old days, anything we made used to be with investment casting technology.

Today, a lot depends on what that gun is and what are the major parts. Are we using forged components? Are we using MIM components, investment casting? So part depends on where we go with the new product strategy and what is coming down the pike. As well as making sure that we don't overextend ourselves from having too much capacity on the rollover furnaces.

Brian Rafn Morgan Dempsey Capital Management - Analyst

Okay. And then I will just ask one more and get back in line. Your kind of vertical integration on the MIM, I think at Earth City, are you seeing more content from these plastic injection-molded parts within the more usage, more maybe part SKUs used in your operations as the years go on?

Chris Killoy Sturm, Ruger & Company, Inc. - President and CEO

I think it's more -- the benefit of having the Ruger Precision Metals operation out in Earth City is really time to market. We still do quite a bit of our metal injection molding parts are sourced from outside suppliers on top of what we do in-house with our own capability.

But the benefit of having that captive provider, both on the investment casting side and the metal injection molding, is our time to market on both prototypes and rapid tooling development. So we can be either prototype a part three different ways to look at how it behaves or be in production in very, very short order. And that has been a big benefit to our new product time cycles.

Brian Rafn Morgan Dempsey Capital Management - Analyst

All right. I will get back in line. Thanks.

Operator

(Operator Instructions) Chip Saye, AWH Capital.

Chip Saye AWH Capital LP - Analyst

Yes, good morning, and thank you for taking my questions. I have a couple of them. Looks like based on your commentary that the discounting and promotion, it appeared there for a while, it seemed like it was abating as people worked off the inventory in the last year or so. But your commentary today kind of made it sound like it may be back.

And I know Brian asked around it, but can you just talk about where you are seeing that promotion? If you're seeing it at retail, seeing it at distribution, both? And how it's manifesting? What is it appearing as?

Chris Killoy Sturm, Ruger & Company, Inc. - President and CEO

Well, I don't think it ever went away completely. We did run fewer promotions this year than we did last year. And I think what you will see is a normal seasonal promotional window within our industry remains that January show period, if you will.

And January is when distributors or wholesalers typically have shows; some of them physical shows, some of them more electronic in nature. But that window is going to be there again; it is just a question of how rich are those promotions oriented towards retailers.

For example, if it's a very -- if the market is softer than we expect, then you might see those promotions get a little richer as we go to market to compete with the other folks that are out there. But I don't think it's gone away completely and I certainly don't expect it to go away in 2019.

I think we will continue to see some level of promotions. And that always puts pressure on margins at a time when we are seeing rising prices on steel and such, that we've got to take all that into account to try to keep our margins going in the right direction.

Chip Saye AWH Capital LP - Analyst

Okay. Because that is kind of for industry-wide. But what about you guys? Will you hold the line this fall, I mean, this holiday season or do you think promotion for Ruger will be up, the same, or down? Like, what is your plan?

Chris Killoy Sturm, Ruger & Company, Inc. - President and CEO

I think our plan is likely to be very similar to what we've seen the last year. We have got -- typically, if Ruger is going to take a price increase, we do that on or about January 1. We typically let the trade know that ahead of time in December so they can respond to it. And if they so desire to bring inventory in in advance of that price increase. Because when we do a price increase, it affects everything on order. We don't price protect unless it is a law enforcement or military order.

And so when that happens, that's part of our normal cycle. And I expect we would hear that same normal cycle and we would have those promotional offerings announced to the trade, either late November or early December, just like we did last year.

And the question is just how rich are they or aren't they. And that depends on what is going on post-midterm election, post demand, or what we see in demand at retail. And just how we want to balance our promotional efforts versus some of our competitors.

Chip Saye AWH Capital LP - Analyst

Got it. I appreciate that. My next question is you mentioned the perennially cyclical industry and I think that's kind of a good reminder to us and others as we look at the adjusted NIX. And I think that is the best number to look at. It's a little harder to get to, but I think that is the one that you and the industry uses.

But the numbers that came in the last few months were a little lower than -- I mean, I think the September number was going back to like 2012 or 2011 was the last time we saw an adjusted NIX number at that level. And you mentioned the excess capacity in the industry and at all levels. And I just wondered -- you don't have a crystal ball, but how do you see that excess capacity working its way out? And what timeframe?

Chris Killoy Sturm, Ruger & Company, Inc. - President and CEO

Well, I'd say, like I said in my earlier comments, the good news is the inventory has largely to some degree worked its way out. In Ruger's case, we are very happy with our inventory position in-house as well as the inventory position of our distributors.

But that capacity still exists and both at Ruger and other manufacturers. And I think, frankly, there are some maybe some smaller third-tier manufacturers that got into the AR platform business or MSRs, Modern Sporting Rifle. They got into that business over the past couple of years that a few of them have gone away. A couple of them are still hanging on and there may be some shakeout there if that business does not increase or maybe some further shakeout in that category.

So I think the challenge is we went through a couple-years period where everybody ramped up, and everybody still has -- largely still has that capacity. They may not have the same headcount, they may not be making the same number of firearms, but they still could if they need to.

So I think that's the biggest challenge is we are all chasing that -- the piece of the pie at the retail counter and it's pretty competitive. You are looking at the pricing and the value that a consumer gets at the retail counter today is pretty strong.

When you look at the value that they get in the bolt action rifle, for example, whether it's a Ruger or one of our competitors, they have got some real value there. And those prices have come down from the days of even our own Hawkeye, which is still part of our product line. But the vast majority of our bolt action rifle sales have shifted to our American Center Fire line at those lower price points away from the higher Hawkeye, polished blue steel, nice highly grained wood price points that really made up the bulk of the Ruger line 10 years ago.

So I would expect that trend to continue, that those price points, particularly at retail, are going to be key for us to be at.

Chip Saye AWH Capital LP - Analyst

Okay. So it's going to take a while and you may have some capacity in the AR capacity to go out, it sounds like. And then you may anticipate lower ASPs in 2019 in the industry, you think? Is that what I am hearing?

Chris Killoy Sturm, Ruger & Company, Inc. - President and CEO

I don't necessarily think in the industry. I don't know. I mean, a lot depends on whether there is an uptick in demand. We are ready either way. I mean, like I said, we design our lines. We put our lines in; we design a target max rate and a target daily rate. And so we can flex up or down pretty quickly within a given facility.

And so I don't think we are necessarily or trying to say there's definitely going to be a lower average selling price next year. I don't think that's necessarily the case. I certainly don't know that. But we like to think of ourselves as putting a lot of value into the products. And we can respond if necessary to make sure we are keeping both our market share and our margins where they need to be.

Chip Saye AWH Capital LP - Analyst

All right. I appreciate it. Thank you.

Operator

Brian Rafn, Morgan Dempsey Capital.

Brian Rafn Morgan Dempsey Capital Management - Analyst

Yes, Chris, just a follow-up on capacity. It's amazing when you look at the BATF reports how many little tiny machine tool shops are in there producing 10, 12, 40, 50 guns a year. Is that where you are kind of seeing you think the fallout in capacity production versus maybe some of your larger OEMs?

Chris Killoy Sturm, Ruger & Company, Inc. - President and CEO

Well, I think the larger OEMs have cut back their production. But probably like us, they have moved machines around and people around to take advantages of where they could or reduced headcount in some cases.

And yes, on the small producers, those folks in those ATF reports that are under 1,000 guns a year, under 500, and like you said, even 10 or 20, a lot of those folks have probably -- may not be in business as we go forward in the not-too-distant future.

Brian Rafn Morgan Dempsey Capital Management - Analyst

Yes, yes. The commodity feedstock inflation, if you look at it, you talked a little bit about steel. Are you seeing anything in woods or resins, green sand wax, aluminum, gun oil lubricants, anything across the full spectrum?

Chris Killoy Sturm, Ruger & Company, Inc. - President and CEO

I think obviously with petroleum-based products, like some of the injection-molded products, we are going to see some pricing pressure there. There is plenty of capacity. That is something we don't do ourselves, but there's plenty of sources for those components out there.

For example, our rifle stocks that we use, either glass-filled nylon or polymer stocks, those may have some impact related to some of the commodity pricing. But the biggest one that we keep an eye on right now is steel. I think wood is pretty stable, and frankly, we use less wood at Ruger than we used to.

But that is something that, again, we are pretty opportunistic in terms of when it comes to buying wood or laminates. We can bring those in with our balance sheet and bring those in when we need them to make sure we are always ready to build those products.

Brian Rafn Morgan Dempsey Capital Management - Analyst

Yes. What are you seeing, without maybe mentioning specific deals, on kind of the merger acquisition front, either by ammunition or accessories? And is that kind of viable for you kind of going forward? Or would we be seeing more deals like the Columbia River Knife, where it is more of a cobranded type product?

Chris Killoy Sturm, Ruger & Company, Inc. - President and CEO

Well, if the right opportunity were there, we wouldn't hesitate to use our capital for a strategic acquisition. We have seen a couple accessory manufacturers on the market. To date, they haven't really made sense for us because I think the only thing we would be bringing to the party would be our cash and not necessarily something that we could leverage and do a better job than they are doing with it.

So we are a little hesitant on some of the things that are too far outside our core competency. And it's got to be at the right price. Given our multiples that we trade at, we are very conscious of wanting to make sure we are buying something at the right price and don't feel the pressure to necessarily just spend our money because we have it.

Brian Rafn Morgan Dempsey Capital Management - Analyst

Yes. Now that you've had for a short period Doug Koenig's Ruger Shooting Team up, how has that kind of integrated with -- you talked a little bit about design and maybe some field testing prototyping. You mentioned like these brand loyalty ambassador type guys. How has that shooting team provided insight to your operations?

Chris Killoy Sturm, Ruger & Company, Inc. - President and CEO

Well, we are really just getting rolling on the impact that they can have with our engineers. I will tell you; when we have somebody like Doug show up at our product planning sessions at one of the factories -- and we do those sessions every month and we rotate them around the three factories -- the engineers are just like a sponge. They want to pick his brain; they want to show him what they have been working on. And so it's really been fun to see that.

And we've got a lot of competitive shooters amongst our engineering ranks. They may not be at the level of some of the pro shooters that are out there, but they like to spend their weekends either in the deer stand or on the competitive range. So they bring that knowledge right back into the engineering room.

Brian Rafn Morgan Dempsey Capital Management - Analyst

Got you. The safety recall on the Ruger American Pistol, is that a fairly short term? Is that something that can be retrofitted in several months; is that going to be a couple years? I know you have taken the charge, but how long does that take you guys to execute that?

Chris Killoy Sturm, Ruger & Company, Inc. - President and CEO

Well, to actually make the refit -- and the safety bulletin that we put out there, what we really do is -- first thing we do is we get a gun. And this is a very high ground count gun; typically over 10,000 rounds, which is for somebody, the average customer, that's probably a couple lifetimes.

But just to be doubly sure, we will take a look at that firearm, look at the slide. If we see any abnormalities, we will replace that slide. But realistically what we are going to do is we replace the barrel. And the barrel seems to be the offending party in that relationship.

Once we replace the barrel, the problem pretty much solves itself and goes away. So it's largely a barrel change for those firearms that exhibit any excess wear.

And then beyond that, the reason they take a long time for these things to wind down is just -- it's not because it takes a long time to repair the guns. It takes a long time to make sure our customers are notified. And somebody may be a second owner; he may buy that downstream from a maybe the third purchase. Maybe the first time somebody realizes there was a safety bulletin on the gun and so they come back in.

So it does take a while. So even though we took that $1 million charge you referenced, it takes a while, many years typically, for us to either go through it or use that up, if you will.

Brian Rafn Morgan Dempsey Capital Management - Analyst

Yes. Maybe a question for Tommy. What are you seeing on maybe salary and wage inflation and then obviously the healthcare inflation?

Tom Dineen Sturm, Ruger & Company, Inc. - SVP of Finance, Treasurer, and CFO

It's more or less business as usual. That is something we are looking at constantly with our HR folks, but really nothing out of the norm. And as you can imagine, we are a pretty small fish in the overall medical insurance pool. So what you are seeing in terms of national trends, they hit us like they had anybody else.

So it's a battle that we constantly fight. We want to provide good healthcare to our employees and I think we do that, but it's a balancing act. It is not inexpensive, but it's a benefit they appreciate and a benefit, frankly, we need to provide to keep -- we have got great employees and to keep those great employees, we have to provide really good benefits. That's what we plan to keep doing.

Brian Rafn Morgan Dempsey Capital Management - Analyst

Okay. If you look at the different plants, Prescott, Mayodan, and Newport, what are you guys running labor shifts? And maybe that plus what you might be seeing in overtime?

Chris Killoy Sturm, Ruger & Company, Inc. - President and CEO

Well, Brian, it varies, as you would expect, by product line. It's probably -- on some product lines, it's one shift; on others, it's two. So net-net, it's probably somewhere in that 1.5, but some lines we are on 2. And some things we do in like a four-day shift so we can free up machines to use in odd cycles. So it really varies depending on what the product line is and depending what the capacity there.

What we try to do on most of our lines is lay them out to be fully functional for a two-shift operation. So a new product line would have -- we may start out with one shift and expand it to two, but we try to be -- lay those out smartly so that we can run at two shifts in good order. And that's the way we look at it when we are putting our super cells in place.

Brian Rafn Morgan Dempsey Capital Management - Analyst

Got you. Got you. How many lines? It's been a few years since I've been down to Mayodan. What might be the floorspace buildout? I mean, I think when we were there, it was like 50%. What would you be seeing now in North Carolina?

Chris Killoy Sturm, Ruger & Company, Inc. - President and CEO

We are probably at, I would say, 70%, 75%, Brian. And we have added a couple things down there. We have got -- we will be making American centerfire rifles, for example, in both plants this past year. But next year, we will probably be making most of those, if not all of them, down in Mayodan.

So I mean, that's an area that they have done a great job integrating existing lines as well as developing their own homegrown lines, like the Precision Rimfire, which evolved out of the Rimfire American to the Precision Rimfire line. And we've just expanded that and really split those lines in half because the demand for both the standard product and the Precision Rimfire product.

Brian Rafn Morgan Dempsey Capital Management - Analyst

You talked a little earlier, Chris, about discounting, and everybody is asking that. Obviously in 2017, we saw -- maybe it was even late 2016 -- we saw some really aggressive 30, 35, 40. They were just bleeding, hemorrhaging the discounts.

Has that abated in dollar terms? I know you guys don't do that; it's more or less 11 guns for the price of 10. You do more of a unit volume type thing. But if you look at the overall kind of discounting pricing that still prevails heading into the hunting and holidays here in 2018, would you say that that number is down from the standpoint of what you might see discounts to MSRP across the industry?

Chris Killoy Sturm, Ruger & Company, Inc. - President and CEO

I think it's down a little. It certainly hasn't gone away. If you go to the counter at any of the big box stores, you will see plenty of rebate counter cards out there with the tear-off coupons from a lot of our competitors. We typically don't participate in the rebate at the consumer level from a promotional standpoint.

But there is still a lot out there. Frankly, we will know in a couple of months. I think time will tell on this one. And we are seeing some real competitive pricing pressures on some related categories, like ammo, for example. There's a lot of discounting on ammo.

And that can impact not us directly, but that can certainly impact our retailers and our wholesalers if they are seeing their inventory either devalued or they seeing a shift in their product mix caused by discounting in the ammo world.

Brian Rafn Morgan Dempsey Capital Management - Analyst

Got you. How is that ammo you guys helped develop -- I'm trying to think of what the actual name of it was. You launched it may be a year or two ago. How is that little niche product doing?

Chris Killoy Sturm, Ruger & Company, Inc. - President and CEO

Brian, I think you're probably referring to -- we had a licensing arrangement with a company called PolyCase. And while it's a cool technology, we are no longer involved in that licensing arrangement.

Brian Rafn Morgan Dempsey Capital Management - Analyst

Okay, all right. That's good for me. Thanks, guys. I appreciate it. Good luck (multiple speakers).

Operator

(Operator Instructions) Chip Saye, AWH Capital.

Chip Saye AWH Capital LP - Analyst

Thanks for taking the follow-up. Brian -- and I think there was some discussion of potential opportunities that you guys may be looking at in terms of acquisitions or just opportunities out there. Are those distress sales or would those be just business as business units maybe for sale? And what multiples are you seeing in the industry right now? Thank you.

Chris Killoy Sturm, Ruger & Company, Inc. - President and CEO

Well, I wouldn't necessarily call them distress sales. It's probably -- depends whether you are buying or selling the company. But there are some companies that we -- could be a good strategic fit for Ruger well beyond just the fact that we have a strong balance sheet. And so that is where we try to make sure there's something that would fit well with Ruger that we could add value to.

There is others that are not quite as good a strategic fit. And even though they may be either on the market or near the market, people say you should buy so-and-so. I say, well, are we going to add something other than our balance sheet to it? And at our multiples that we typically trade at, I'm not sure those deals would necessarily be accretive to Ruger. So that's what we have to watch as well.

We are not seeing really deep discounting in our category at this point in time. Like I said, primarily some of the accessory manufacturers that -- some very unique accessories that are actually pretty cool. But again, I am not sure that Ruger would bring anything to the party with that. And I'm not sure they are at anywhere near the multiple we would be willing to pay.

Chip Saye AWH Capital LP - Analyst

Okay, thank you.

Operator

I am not showing any further questions at this time. I would now like to turn the call back over to Chris Killoy for any further remarks.

Chris Killoy Sturm, Ruger & Company, Inc. - President and CEO

In closing, I'd like to thank all of you for your continued interest in Ruger. And I look forward to speaking with you at our fourth-quarter earnings call in February. Thank you very much.

Operator

Ladies and gentlemen, thank you for participating in today's conference. This does conclude today's program and you may all disconnect. Everyone have a great day.

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